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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                                Versatility Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   925311-10-2
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                   [ ] Rule 13d - 1(b)
                                   [ ] Rule 13d - 1(c)
                                   [X] Rule 13d - 1(d)



         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 925311-10-2                  13G                    PAGE 2 OF 12 PAGES



  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Edison Venture Fund III, L.P.              22-3278427

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

                           5    SOLE VOTING POWER

                                                       0
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       0
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
          WITH             8    SHARED DISPOSITIVE POWER

                                                       0
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

12      TYPE OF REPORTING PERSON*

        PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 925311-10-2                  13G                    PAGE 3 OF 12 PAGES



  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Edison Partners III, L.P.               22-3278431

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

                           5    SOLE VOTING POWER

                                                       0
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       0
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
          WITH             8    SHARED DISPOSITIVE POWER

                                                       0

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

12      TYPE OF REPORTING PERSON*

        PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 925311-10-2                  13G                    PAGE 4 OF 12 PAGES



  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        John H. Martinson          ###-##-####

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

                           5    SOLE VOTING POWER

                                                       0
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       0
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
          WITH             8    SHARED DISPOSITIVE POWER

                                                       0

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

12      TYPE OF REPORTING PERSON*

        IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 925311-10-2                  13G                    PAGE 5 OF 12 PAGES



  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Richard J. Defieux          ###-##-####

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

                           5    SOLE VOTING POWER

                                                       0
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       0
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
          WITH             8    SHARED DISPOSITIVE POWER

                                                       0
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

12      TYPE OF REPORTING PERSON*

        IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 925311-10-2                  13G                    PAGE 6 OF 12 PAGES



  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Gustav H. Koven, III         ###-##-####

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

                           5    SOLE VOTING POWER

                                                       0
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       0
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
          WITH             8    SHARED DISPOSITIVE POWER

                                                       0

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

12      TYPE OF REPORTING PERSON*

        IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 925311-10-2                  13G                    PAGE 7 OF 12 PAGES



  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas A. Smith   ###-##-####

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

                           5    SOLE VOTING POWER

                                                       0
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                       0
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                        0
          WITH             8    SHARED DISPOSITIVE POWER

                                                       0

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

12      TYPE OF REPORTING PERSON*

        IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 925311-10-2                  13G                    PAGE 8 OF 12 PAGES



Item 1(a).        Name of Issuer: Versatility Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 11781 Lee Jackson Memorial Highway, Seventh Floor, Fairfax, Virginia 22033.

Item 2(a).        Names of Persons Filing: Edison Venture Fund III, L.P.
                  ("Edison Venture Fund III"); Edison Partners III, L.P. ("Edison Partners III"); John H. Martinson, Richard J. Defieux, Gustav H. Koven, III and Thomas A. Smith (collectively, the "General Partners"). The General Partners, Edison Venture Fund III and Edison Partners III collectively are referred to as the "Reporting Persons".

Item 2(b). Address of Principal Business Office: The principal business address of the Reporting Persons is 1009 Lenox Drive #4, Lawrenceville, NJ 08648.

Item 2(c). Citizenship: Edison Venture Fund III and Edison Partners III are limited partnerships organized under the laws of the State of Delaware. Each of the General Partners is a U.S. citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Common Stock").

Item 2(e).        CUSIP Number:  925311-10-2.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                    (a) [ ] Broker or dealer registered under Section 15 of the
                            Exchange Act.

                    (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                            Act.

                    (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                    (d) [ ] Investment company registered under Section 8 of the
                            Investment Company Act.

                    (e) [ ] An investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);

                    (f) [ ] An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);

                    (g) [ ] A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);

                    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

                  Not Applicable.
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CUSIP NO. 925311-10-2                  13G                    PAGE 9 OF 12 PAGES


Item 4.           Ownership:

                  (a) Amount Beneficially Owned: Each of Edison Venture Fund III, Edison Partners III and the General Partners may be deemed to beneficially own 0 shares of Common Stock as of December 31, 1998.

                           Each of Edison Venture Fund III, Edison Partners III and the General Partners is the record owner of 0 shares of Common Stock as of December 31, 1998.

                  (b) Percent of Class: Edison Venture Fund III, 0%; Edison Partners III, 0%; John H. Martinson, 0%; Richard J. Defieux, 0%; Gustav H. Koven, III, 0%; and Thomas A. Smith, 0%. The foregoing percentages are calculated based on the 7,595,009 shares of Common Stock reported by the Issuer to be outstanding as of August 31, 1998.

                  (c)      Number of Shares as to Which Such Person Has:

                           (i)      Sole power to vote or to direct the vote:
                                    Edison Venture Fund III, 0; Edison Partners
                                    III, 0; John H. Martinson, 0; Richard J.
                                    Defieux, 0; Gustav H. Koven, III, 0; and
                                    Thomas A. Smith, 0.

                           (ii)     Shared power to vote or to direct the vote:
                                    Edison Venture Fund III, 0; Edison Partners
                                    III, 0; John H. Martinson, 0; Richard J.
                                    Defieux, 0; Gustav H. Koven, III, 0; and
                                    Thomas A. Smith, 0.

                           (iii) Sole power to dispose or to direct the disposition of: Edison Venture Fund III, 0; Edison Partners III, 0; John H. Martinson, 0; Richard J. Defieux, 0; Gustav H. Koven, III, 0; and Thomas A. Smith, 0.

                           (iv) Shared power to dispose or to direct the disposition of: Edison Venture Fund III, 0; Edison Partners III, 0; John H. Martinson, 0; Richard J. Defieux, 0; Gustav H. Koven, III, 0; and Thomas A. Smith, 0.


Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable. Edison Venture Fund III, Edison Partners III and each of the General Partners expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

CUSIP NO. 925311-10-2                  13G                   PAGE 10 OF 12 PAGES



Item 9.           Notice of Dissolution of Group:

                  Not Applicable.

Item 10. Certification:

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP NO. 925311-10-2                  13G                   PAGE 11 OF 12 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 12, 1999              EDISON VENTURE FUND III, L.P.

                                        By:      Edison Partners III, L.P.,
                                                 its General Partner



                                                 By:/s/ John H. Martinson
                                                    ----------------------
                                                        John H. Martinson
                                                         General Partner


                                        EDISON PARTNERS III, L.P.



                                        By:/s/ John H. Martinson
                                           ----------------------
                                               John H. Martinson
                                                General Partner


                                        /s/ John H. Martinson
                                        ----------------------
                                            John H. Martinson


                                        /s/ Richard J. Defieux
                                        ----------------------
                                            Richard J. Defieux


                                        /s/ Gustav H. Koven, III
                                        -------------------------
                                            Gustav H. Koven, III


                                        /s/ Thomas A. Smith
                                        --------------------
                                            Thomas A. Smith